Filed Pursuant to Rule 433
Registration No. 333-142839

Regions Financial Corporation

US$300,000,000

7.375% Subordinated Notes due December 10, 2037

Final Term Sheet

Issuer:	Regions Financial Corporation

Size:	$300,000,000

Title:	7.375% Subordinated Notes due 2037

Maturity:	December 10, 2037

Coupon:	7.375%

Price to Public:	99.700% of face amount

Yield to maturity:	7.400%

Spread to Benchmark Treasury:	+ 300 bps

Benchmark Treasury:	UST 4.750% due February 15, 2037

Benchmark Treasury Spot and Yield:	105 – 23 or 4.400%

Interest Payment Dates:	10th of June and December, commencing June 10, 2008

Redemption Provisions:	Not redeemable at the option of the Issuer or repayable at the option of the holder before maturity

Trade Date:	December 5, 2007

Settlement Date:	December 10, 2007 (T+3)

CUSIP:	7591EPAE0

Day Count	30/360

Denominations	$2,000 x $1,000

Ratings:	A2 / A- / A (Moody’s / Standard & Poor’s / Fitch)

Joint Bookrunners:	Morgan Keegan & Company, Inc. Credit Suisse UBS Investment Bank

Co-managers:	Goldman, Sachs & Co. Lehman Brothers

Junior Co-manager:	Loop Capital Markets, LLC

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 800-221-1037 or by calling UBS Securities LLC toll-free at 1-888-722-9555, ext. 337-1088.